EXHIBIT 10. 1

El Capitan Precious Metals, Inc.
Summary of Director Compensation Plan
as amended January 23, 2008

1.
The non-employee directors will be compensated with an annual retainer of $5,000, plus an additional $1,000 for each Board meeting attended by each such director in person and $500 per month for all Board meetings attended by such director by telephone.

2.	In addition, non-employee directors serving as Chairman of the Audit and Compensation Committee shall receive an additional annual retainer of $4,000.

3.	Employee directors will not receive fees, or other compensation for service on the board or any committees thereof other than participating in annual stock option awards to board members.

4.	All Board members shall be reimbursed for expenses incurred in connection with Board or committee meetings.

5.
Non-employee members of the Board may receive payments for compensation for, and expenses arising from, Board service either through all stock, all cash, or half in stock and half in cash, with the election to be made by each individual prior to the beginning of a calendar quarter, and with each issuance of stock to be considered a stock award under the 2005 Stock Incentive Plan.

6.
The fees and expenses, to the extent payable in stock, will be payable on the last day of each month in which the fees are earned or the expenses are submitted for reimbursement, and that any shares of stock to be issued will be valued using the average closing price of the Corporation’s common stock for the month in which the fees are earned or expenses are submitted for reimbursement.

7.	A member of the Board may change his election prior to the beginning of any fiscal quarter by submitting a written request to the Corporation’s Chief Financial Officer.